Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Diana G. Purcel — Chief Financial Officer
Famous Dave’s of America, Inc.
952-294-1300

Famous Dave’s Reports 2005 Net Income of $0.39 Per Diluted Share
     Minneapolis, MN, March 1, 2006 — FAMOUS DAVE’S OF AMERICA, INC. (NASDAQ: DAVE) today announced financial results for the fourth quarter and the fiscal year ended January 1, 2006.
     Highlights for fiscal year 2005 were as follows:
•	Earnings were $0.39 per diluted share, which included $0.03 of after-tax expense related to stock-based compensation, and represented an increase of 34.5% over prior year earnings of $0.29 per diluted share.

•	Comparable sales for company-owned restaurants increased 2.1% over the prior year.

•	Total revenue of $102.4 million increased 3.0% over the prior year; fiscal year 2005 was a 52-week period as compared to a 53-week period in the prior year.

•	Franchise royalty revenue of $10.4 million increased 41.5% over the prior year.
     The company reported net income of $725,000, or $0.07 per diluted share, including $0.01 of after-tax expense related to stock-based compensation on total revenue of $24.5 million for the fourth quarter ended January 1, 2006. In the prior year comparable period, the company reported net income of $705,000, or $0.06 per diluted share, on total revenue of $25.3 million. The 3.1% decrease in fourth quarter 2005 total revenue as compared to the 2004 comparable period is primarily due to the fact that fourth quarter 2005 was a 13-week period as compared to a 14-week period in the prior year. Franchise royalty revenue of $2.7 million increased 30.4% over the prior year. For the 2005 fourth quarter, net sales for restaurants open for 18 months or more increased 2.8%, compared with an increase of 4.0% for the 2004 fourth quarter.
     For the fiscal year ended January 1, 2006, Famous Dave’s reported net income of $4.4 million, or $0.39 per diluted share, on total revenue of $102.4 million. In comparison, in fiscal 2004, the company reported net income of $3.5 million, or $0.29 per diluted share, on total revenue of $99.3 million. Fiscal 2005 was a 52-week period while fiscal 2004 was a 53-week period. The 3.0% increase in total revenue and 34.5% increase in earnings per share in fiscal 2005 over fiscal 2004 reflects a 41.5% increase in franchise royalty revenue and the repurchase of 954,900 common shares during 2005. For the year ended January 1, 2006, net sales for restaurants open year-round for 18 months or more increased 2.1% compared with an increase of 1.1% in 2004, as calculated on a 52-week basis.
     “Improved financial performance has been a stated priority at Famous Dave’s, and our strong results for 2005 demonstrate that we are on the right track,” said David Goronkin, President and Chief Executive Officer of Famous Dave’s. Goronkin noted that 2005 was the second consecutive year of increased comparable store sales, total revenue and net income.
     Factors that contributed to the increases included franchise revenue growth, the company’s second year of television advertising, successful limited-time offers and continued growth in TO GO and catering revenue. The company incurred higher general and administrative costs in 2005 due to investments in infrastructure and stock-based compensation expenses. The earnings results for the fourth quarter of 2005 included approximately $113,000, or $0.01 per diluted share, in compensation expense as related to the company’s stock-based incentive programs, while the twelve months of fiscal 2005 included compensation expense of approximately $566,000, or $0.03, per diluted share. In comparison, earnings results for the prior year fourth quarter and fiscal year 2004 included compensation expense related to the company’s stock based incentive programs of approximately $130,000 and $211,000, respectively. “In a year of extensive growth for our franchise system, we were pleased to have effectively managed restaurant-level costs to achieve our financial results,” said Goronkin.
     Goronkin added, “We continue to make great strides in establishing Famous Dave’s as the category-defining brand in barbeque. In 2006, we will continue to add new markets through on-going franchise development and will bolster our existing markets as we resume the opening of company-owned restaurants. We are very excited about the growth prospects made possible by our strengthened infrastructure and our strategic focus.”
     Famous Dave’s opened seven franchise-operated restaurants during the fourth quarter, and ended the year with a system-wide total of 126 restaurants, including 38 company-owned restaurants and 88 franchise-operated restaurants in 32 states. In January 2006, Famous Dave’s opened a company-owned restaurant in Chantilly, Virginia. This is the first company-owned restaurant opening since early 2003, and it incorporates Famous Dave’s new Smokehouse prototype design elements. During 2006, Famous Dave’s anticipates opening 25 – 30 franchise-operated restaurants and up to three company-owned restaurants. Famous Dave’s had signed development agreements in place to open an additional 196 franchise-operated locations as of January 1, 2006.
     The company is hosting a conference call tomorrow, March 2, 2006, at 10:00 a.m. Central Time to discuss its fourth quarter and fiscal year end 2005 financial results, and invites all those interested in hearing management’s discussion of the quarter to join the conference call by dialing 800-374-1553, conference ID 4883001. A replay will be available for one week following the call by dialing 800-642-1687, conference ID 4883001. Participants may also access a live webcast of the discussion through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.
     About Famous Dave’s. Famous Dave’s of America, Inc. (NASDAQ:DAVE) develops, owns, operates and franchises barbeque restaurants. As of March 1, 2006, the company owned 40 locations and franchised 88 additional restaurants in 33 states and had signed development agreements for an additional 193 franchised locations. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique desserts. For more information, contact Diana G. Purcel – Chief Financial Officer, at (952) 294-1300.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
($’s in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	January 1,	January 2,	January 1,	January 2,
	2006	2005	2006	2005
	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)
Revenue:
Restaurant sales, net	$21,096	$22,120	$89,248	$89,176
Franchise royalty revenue	2,724	2,089	10,406	7,353
Franchise fee revenue	460	629	1,595	1,977
Licensing and other revenue	244	469	1,105	819

Total revenue	24,524	25,307	102,354	99,325

Costs and expenses:
Food and beverage costs	6,409	7,003	27,297	27,995
Labor and benefits	6,308	6,868	26,151	26,472
Operating expenses	5,874	5,668	22,339	22,005
General and administrative	3,182	3,138	13,430	10,939
Total depreciation and amortization	1,090	1,243	4,359	4,549
Pre-opening expenses	96	—	96	—

Total costs and expenses	22,959	23,920	93,672	91,960

Income from operations	1,565	1,387	8,682	7,365

Other income (expense):
Interest expense	(614)	(440)	(1,932)	(1,901)
Interest income	65	100	270	326
Other income (expense), net	159	(232)	71	(392)

Total other expense	(390)	(572)	(1,591)	(1,967)

Income before income taxes	1,175	815	7,091	5,398

Income tax expense	(450)	(110)	(2,700)	(1,900)

Net income	$725	$705	$4,391	$3,498

Basic net income per common share	$0.07	$0.06	$0.41	$0.29

Diluted net income per common share	$0.07	$0.06	$0.39	$0.29

Weighted average common shares outstanding — basic	10,586	11,344	10,825	11,858

Weighted average common shares outstanding — diluted	10,910	11,722	11,173	12,222

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
RESTAURANT OPERATING RESULTS AS A % OF NET RESTAURANT SALES
(unaudited)

	Three Months Ended		Twelve Months Ended
	January 1,	January 2,	January 1,	January 2,
	2006	2005	2006	2005
	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)
Food and beverage costs	30.4%	31.7%	30.6%	31.4%
Labor and benefits	29.9%	31.0%	29.3%	29.7%
Operating expenses	27.8%	25.6%	25.0%	24.7%
Depreciation & amortization	4.6%	5.1%	4.4%	4.7%
Pre-opening expenses	0.4%	—	0.1%	—

Total costs and expenses	93.1%	93.4%	89.4%	90.5%
Income from restaurant operations	6.9%	6.6%	10.6%	9.5%
FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
JANUARY 1, 2006 AND JANUARY 2, 2005
(in thousands)

	January 1,	January 2,
	2006	2005
ASSETS
Current assets	$15,494	$19,768
Property, equipment and leasehold improvements, net	46,872	44,664
Other assets	5,232	7,481

Total assets	$67,598	$71,913

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$10,043	$8,817
Long-term obligations	20,376	19,753
Shareholders’ equity	37,179	43,343

Total liabilities and shareholders’ equity	$67,598	$71,913

SUPPLEMENTAL SALES INFORMATION
(unaudited)

	Three Months Ended		Twelve Months Ended
	January 1,	January 2,	January 1,	January 2,
	2006	2005	2006	2005
	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)
Weighted average weekly net sales:
Company-Owned	$42,608	$41,595	$45,072	$44,164
Franchise-Owned	$51,978	$49,949	$55,011	$51,538

Comparable net sales:
Company-Owned	2.8%	4.0%	2.1%	1.1%
Franchise-Owned	(3.5)%	(0.9)%	(1.6)%	(1.9)%

Total number of restaurants:
Company-Owned	38	38	38	38
Franchise-Owned	88	66	88	66

Total	126	104	126	104

     Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectations include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.